UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2025

Oruka Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

855 Oak Grove Avenue Suite 100
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 606-7910

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	ORKA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised Operating accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2025, Oruka Therapeutics, Inc. entered into a letter agreement with Laura Sandler pursuant to which Ms. Sandler became Oruka’s Chief Operating Officer as of such date. Ms. Sandler, age 48, has served, since March 2024, as Oruka’s Senior Vice President of Operations. Prior to that, from September 2023 to March 2024 she was Senior Vice President of Strategic Operations at Kelonia Therapeutics, Inc., a biopharmaceutical company, and was responsible for program leadership, program management, and quality assurance. She was an independent biopharmaceutical consultant from July 2022 to August 2023. Prior to that, from March 2017 to June 2022, Ms. Sandler held various positions at CRISPR Therapeutics AG, a biopharmaceutical company, ending as Senior Vice President of Development Operations, where she was the head of clinical execution and development operations for the company. From September 2013 to March 2017, Ms. Sandler led the development operations team for the LyfgeniaTM program at bluebird bio, Inc., a biopharmaceutical company. Earlier in her career, she held roles in project management and clinical operations at Ventrus Biosciences Inc., Novartis, Quintiles, and MedImmune. Ms. Sandler earned her master’s degree in public health from Boston University and has a bachelor’s degree from MIT.

Ms. Sandler will receive an annualized base salary of $460,000 and is eligible for a discretionary bonus targeted at 40% of her annual base salary, in each case from and after her appointment as Chief Operating Officer. Ms. Sandler was granted a stock option covering 25,000 shares of Oruka common stock in connection with her appointment as Chief Operating Officer. The option will vest as to 25% of the underlying shares on the first anniversary of her appointment and will vest thereafter in 36 equal monthly installments. Ms. Sandler is also eligible for severance in certain circumstances. If Oruka terminates her employment without cause, or she resigns with good reason, in exchange for a release she will receive (i) severance payments equal to 12 months of her base salary and (ii) Oruka-paid continuation coverage under Oruka’s group health plans for up to 12 months. However, if the involuntary termination is within three months before or 12 months after a change in control of Oruka, Ms. Sandler will instead receive: (A) severance payments equal to 1.0 times the sum of Ms. Sandler’s base salary and target bonus; (B) Oruka-paid continuation coverage under Oruka’s group health plans for up to 12 months; and (C) full acceleration of all equity awards. In addition, upon severance due to the death or disability of Ms. Sandler, Ms. Sandler’s equity awards shall accelerate in full.

Mr. Sandler entered into Oruka’s standard Indemnity Agreement in connection with her appointment as Chief Operating Officer.

The foregoing description of Ms. Sandler’s employment terms does not purport to be complete and is qualified in its entirety by the full text of her offer letter, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01	Operating Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated July 1, 2025, between Oruka Therapeutics, Inc. and Laura Sandler.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oruka Therapeutics, Inc.

Date: July 1, 2025	By:	/s/ Paul Quinlan
Paul Quinlan General Counsel

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